Exhibit 99

FOR IMMEDIATE RELEASE

Summary – Mercantile Bankshares Corporation Announces Executive to Step Down

BALTIMORE, MARYLAND, August 19, 2003 – Today Mercantile Bankshares Corporation (“Bankshares”) (Nasdaq: MRBK) announced that Wallace Mathai-Davis will step down as Chairman, Investment and Wealth Management and as a Director of Bankshares and its lead bank, Mercantile-Safe Deposit and Trust Company, effective as of September 15, 2003.

Edward J. Kelly, III, Chairman, President and CEO of Bankshares, stated, “Wallace has made significant contributions to the restructuring of our investment and wealth management business. I am grateful for his efforts and we look forward to building on the foundation that we have created. I remain committed to pursuing the opportunities presented by our investment and wealth management business, and continue to believe that this is an important initiative for the firm. I look forward to working with the remaining members of the investment and wealth management executive team.”

Mr. Mathai-Davis stated, “Ned has a clear vision for the franchise, one that will create a strong investment and wealth management capability. It has been a privilege to work with him, and I am confident that the firm will be successful in its efforts.”

Mercantile Bankshares Corporation, with assets in excess of $13 billion, is a multi-bank holding company headquartered in Baltimore. It has 17 banking affiliates in Maryland, one in Delaware and three in Virginia.

Investor Relations Contact:

David E. Borowy

410-347-8361

Corporate Communications Contact:

Janice M. Davis

410-237-5971